Schedule I - Summary of Investments - Other

Than Investments in Related Parties

FARM BUREAU LIFE INSURANCE COMPANY

December 31, 2017

Column A	Column B	Column C	Column D
			Amount at which
			shown in the balance
Type of Investment	Cost (1)	Value	sheet
	(Dollars in thousands)
Fixed maturities, available for sale:
Bonds:
Corporate	$3,374,927	$3,688,271	$3,688,271
Mortgage- and asset-backed	1,952,600	2,025,660	2,025,660
United States Government and agencies	23,378	24,905	24,905
States and political subdivisions	1,383,127	1,523,701	1,523,701
Total	6,734,032	$7,262,537	7,262,537

Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	26,605	$26,605	26,605
Non-redeemable preferred stocks	92,951	99,832	99,832
Total	119,556	$126,437	126,437

Mortgage loans	972,309		973,435
Investment real estate (2)	1,703		1,543
Policy loans	191,398		191,398
Short-term investments	5,909		5,909
Other investments	10,027		15,766
Total investments	$8,034,934		$8,577,025

(1)         On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, real estate and other investments; and unpaid principal balance for mortgage loans and policy loans.

(2)         Amount shown on balance sheet differs from cost due to depreciation and allowance for possible losses deducted from cost.

Schedule III - Supplementary Insurance Information

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
		Future policy
		benefits, losses,		Other
	Deferred	claims and loss	Unearned	policyholder
	acquisition costs	expenses	revenues	funds
	(Dollars in thousands)
December 31, 2017:
Annuity	$92,116	$3,963,187	$—	$355,877
Life Insurance	287,421	2,677,519	17,043	201,693
Corporate and Other	60,517	419,411	11,341	32,083
Impact of unrealized gains/losses	(147,173)	18,499	(12,705)	—
Total	$292,881	$7,078,616	$15,679	$589,653

December 31, 2016:
Annuity	$88,762	$3,827,295	$—	$364,966
Life Insurance	267,545	2,573,276	13,526	199,944
Corporate and Other	60,852	417,524	10,923	30,543
Impact of unrealized gains/losses	(95,647)	3,795	(4,215)	—
Total	$321,512	$6,821,890	$20,234	$595,453

December 31, 2015:
Annuity	$85,819	$3,550,364	$—	$370,326
Life Insurance	248,333	2,473,357	9,719	194,751
Corporate and Other	65,936	399,203	11,525	29,128
Impact of unrealized gains/losses	(73,735)	4,090	(3,352)	—
Total	$326,353	$6,427,014	$17,892	$594,205

Schedule III - Supplementary Insurance Information (Continued)

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
			Benefits,
			claims, losses	Amortization
		Net	and	of deferred	Other
	Premium	investment	settlement	acquisition	operating
	revenue	income	expenses	costs	expenses
	(Dollars in thousands)
December 31, 2017:
Annuity	$4,484	$217,308	$122,224	$8,506	$24,633
Life Insurance	260,780	156,795	264,657	14,368	78,313
Corporate and Other	43,474	32,038	39,060	913	15,150
Change in net unrealized gains/losses on derivatives	—	2,263	(1,021)	(146)	—
Impact of realized gains/losses	(515)	—	(19)	(216)	—
Total	$308,223	$408,404	$424,901	$23,425	$118,096

December 31, 2016:
Annuity	$3,803	$208,476	$113,543	$11,185	$23,733
Life Insurance	260,331	153,862	261,757	11,038	75,100
Corporate and Other	44,673	29,635	37,296	5,673	14,659
Change in net unrealized gains/losses on derivatives	—	6,550	3,704	350	—
Impact of realized gains/losses	(8)	—	(32)	(638)	(3)
Total	$308,799	$398,523	$416,268	$27,608	$113,489

December 31, 2015:
Annuity	$2,524	$207,897	$110,356	$9,658	$22,456
Life Insurance	256,504	151,743	253,461	14,364	76,167
Corporate and Other	46,476	28,546	32,346	9,946	15,395
Change in net unrealized gains/losses on derivatives	—	(2,691)	(2,577)	92	—
Impact of realized gains/losses	(7)	—	2	214	9
Total	$305,497	$385,495	$393,588	$34,274	$114,027

Schedule IV - Reinsurance

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
		Ceded to	Assumed		Percent of
	Gross	other	from other		amount
	amount	companies	companies	Net amount	assumed to net
	(Dollars in thousands)
Year ended December 31, 2017:
Life insurance in force, at end of year	$62,667,310	$14,086,576	$487,284	$49,068,018	1.0%
Insurance premiums and other considerations:
Interest sensitive product charges	$111,616	$1,021	$2,341	$112,936	2.1%
Traditional life insurance premiums	220,866	25,832	296	195,330	0.2%
Accident and health premiums	6,486	6,069	—	417	—
	$338,968	$32,922	$2,637	$308,683	0.9%
Year ended December 31, 2016:
Life insurance in force, at end of year	$60,753,614	$14,258,457	$523,538	$47,018,695	1.1%
Insurance premiums and other considerations:
Interest sensitive product charges	$110,608	$1,003	$2,323	$111,928	2.1%
Traditional life insurance premiums	222,037	25,470	347	196,914	0.2%
Accident and health premiums	6,956	6,585	—	371	—
	$339,601	$33,058	$2,670	$309,213	0.9%
Year ended December 31, 2015:
Life insurance in force, at end of year	$59,136,803	$14,263,420	$551,563	$45,424,946	1.2%
Insurance premiums and other considerations:
Interest sensitive product charges	$113,221	$1,024	$2,387	$114,584	2.1%
Traditional life insurance premiums	215,936	25,344	364	190,956	0.2%
Accident and health premiums	7,561	7,094	—	467	—
	$336,718	$33,462	$2,751	$306,007	0.9%